Exhibit 23.6

Consent of Independent Auditor

We hereby consent to the incorporation by reference of our report dated February 12, 2025 on the consolidated financial statements of North Mill Holdco LLC and Subsidiaries, which report appears in the annual report on Form 10‑K of SLR Investment Corp. dated February 25, 2025, in the Registration Statement on Form N-2 (No. 333-278755) of SLR Investment Corp.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania
February 25, 2025